SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported)
December 10, 2003   (December 4, 2003)

AFG Investment Trust C
(Exact name of registrant as specified in its charter)

   Delaware        0-21444        04-3157232
    (State or other jurisdiction        (Commission                                (IRS Employer
of incorporation)                                File Number)   Identification No.)

1050 Waltham Street Lexington, MA                 02421
(Address of principal executive offices)            (Zip Code)

      Registrant’s telephone number, including area code (781) 676-0009

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

AFG Investment Trust C and AFG Investment Trust D (collectively the "Trusts") jointly owned interest in a trust whose sole asset was a Boeing 767 aircraft. AFG Investment Trust C and AFG Investment Trust D each owned 50% of the trust. In December 2003, the lease associated with the aircraft expired and the third party lessee returned the asset to the trust. The aircraft was financed with a non-recourse note pursuant to a related loan and security agreement. On December 4, 2003, the trust returned the asset to the lender in consideration of the outstanding balance of the note pursuant to the loan and security agreement. AFG Investment Trust C recorded a loss on the disposition of the asset of $0.1 million associated with reimbursable costs due to the lender. No other gain or loss was recorded on the disposition of the asset because the net book value of the aircraft ($16.1 million for AFG Investment Trust C) was equal to the balance of the non-recourse note at the date of delivery of the aircraft to the lender.

The trust sold a residual interest in the aircraft in fiscal 1999 for $3.0 million. The cash received for the sale of residual interest was recorded as "Other Liabilities" in the Trusts’ balance sheets. Payment of the residual interest is due only to the extent that the sale of the aircraft generated net residual proceeds from the aircraft in excess of a base amount. Since the asset was returned to the lender, no residual proceeds were generated. Therefore, AFG Investment Trust C recorded $1.5 million of income in the Trust’s Statement of Operations reflecting the elimination of its proportionate share of the residual interest liability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 10, 2003  AFG INVESTMENT TRUST C
    By: AFG ASIT Corporation, as Managing Trustee

  By:   /s/ Richard K Brock
     Name:  Richard K Brock
   Title:  Chief Financial Officer